Exhibit 99.1

Contact:	Melissa Downs Investor Relations 646-975-2533 mdowns@progenics.com

PROGENICS ANNOUNCES $50 MILLION RELISTOR®

ROYALTY-BACKED FINANCING

-Provides Non-Dilutive Funding to Advance Late-Stage Oncology Portfolio-

New York, N.Y., November 7, 2016 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX), an oncology company developing innovative medicines and other products for targeting and treating cancer, today announced that its wholly-owned subsidiary MNTX Royalties Sub LLC has entered into a $50 million term loan agreement with a fund managed by HealthCare Royalty Partners (“HCR”) secured by, and to be repaid from, royalties from future sales of RELISTOR®. Under the terms of the loan agreement, the lenders have no recourse to Progenics Pharmaceuticals, Inc., the parent company or to any of its assets other than the RELISTOR royalty rights.

“This transaction recognizes the significant value of the RELISTOR franchise, and allows us to partially monetize our RELISTOR asset while retaining the upside potential of this program over the longer-term,” stated Patrick Fabbio, Senior Vice President and Chief Financial Officer of Progenics. “Importantly, the immediate proceeds from this financing further strengthen our balance sheet, and provide us with the resources to launch our ultra-orphan candidate AZEDRA®, assuming a positive trial outcome followed by an approval, as well as advance our portfolio of novel prostate cancer imaging agents and therapeutics, including 1404, PyL and 1095.”

“We have tracked the development of RELISTOR for some time and our investment reflects our confidence in the product’s ability to meaningfully improve outcomes for patients suffering from opioid-induced constipation,” commented Clarke Futch, co-founder and Chairman of the Investment Committee at HCR. “The successful development of RELISTOR is a testament to Progenics and we are pleased to structure a transaction that allows Progenics to leverage this success to fund their late-stage oncology portfolio.”

As a wholly-owned subsidiary of Progenics, MNTX Royalties Sub LLC was formed to borrow $50 million at a per annum interest rate of 9.50 percent and has granted to HCR a security interest in its right to receive certain royalty payments from the sales of RELISTOR Tablets and RELISTOR Subcutaneous Injection under Progenics’ collaboration agreement with Valeant Pharmaceuticals International, Inc. Progenics will continue to record and report royalty revenues over the term of the loan, using the royalties from the Valeant collaboration agreement as the source of funds to repay the interest and principal on the loan. Any future sales milestone payments received under the Valeant collaboration agreement are excluded from the transaction and would not be used to service the loan.

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Under the terms of the loan agreement, RELISTOR royalty payments received through December 31, 2017 will be applied solely to the payment of interest on the loan, with any royalties in excess of the interest amount retained by Progenics. Fifty per cent of RELISTOR royalty payments received each quarter, from January 1, 2018 through June 30, 2021, in excess of accrued interest for that quarter, will be used to repay the principal of the loan. All of the RELISTOR royalty payments received after June 30, 2021 will be used to repay the interest and outstanding principal balance until the balance is fully repaid. The loan has a maturity date of June 30, 2025. Upon the occurrence of certain triggers in the loan agreement, or if HCR so elects on or after January 1, 2018, all of the RELISTOR royalty payments shall be applied to the payment of interest and repayment of principal until the principal of the loan is fully repaid. In the event of such an election by HCR, Progenics has the right to repay the loan without any prepayment penalty.

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) is approved in the United States for the treatment of opioid-induced constipation in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for opioid-induced constipation (OIC) approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

Important Safety Information about RELISTOR

RELISTOR (methylnaltrexone bromide) Tablets is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with OIC and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie’s syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn’s disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

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Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The most common adverse reactions (≥ 12%) in adult patients with opioid-induced constipation and chronic non-cancer pain receiving RELISTOR tablets were abdominal pain, diarrhea, headaches, abdominal distention, hyperhidrosis, anxiety, muscle spasms, rhinorrhea, and chills. Adverse reactions of abdominal pain, diarrhea, hyperhidrosis, anxiety, rhinorrhea, and chills may reflect symptoms of opioid withdrawal.

Please see complete Prescribing Information for RELISTOR at valeant.com. For more information about RELISTOR, please visit www.RELISTOR.com.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines and other products for targeting and treating cancer, with a pipeline that includes several product candidates in later-stage clinical development. These products in development include therapeutic agents designed to precisely target cancer (AZEDRA®, 1095 and PSMA ADC), and PSMA-targeted imaging agents for prostate cancer (1404 and PyL) intended to enable clinicians and patients to accurately visualize and manage their disease. In addition, in late 2015 Progenics acquired EXINI Diagnostics AB, a leader in the development of advanced artificial intelligence-based imaging analysis tools and solutions for medical decision support. The acquisition of EXINI complements Progenics’ strategy to support its imaging and therapeutic agents with sophisticated analytical tools and other technologies to help physicians and patients visualize, understand, target and treat cancer. Progenics’ first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

About HealthCare Royalty Partners

HealthCare Royalty Partners (HCR) is a global healthcare investment firm focused on investing primarily in commercial stage healthcare product assets. HCR has raised approximately $3.4 billion in committed capital and is headquartered in Stamford, CT.  Over the past decade, HCR's senior professionals have completed more than 60 healthcare investments. For more information, visit www.healthcareroyalty.com.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

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